[LOGO]  PHOENIX LIFE INSURANCE COMPANY
        A Stock Company

 Policy Number:  [9730000]       Face Amount:  [$243,169]

   Issue Date:   [July 1, 2008]  Policy Date:  [July 1, 2008]

Death Benefit:   [Option B]             Plan:  [Phoenix Joint Edge VUL]

The Phoenix Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary in a lump sum upon the First Death if such death occurs while the policy is in force, and to provide the other benefits, rights, and privileges of the policy. If the Company makes other plans of payment available other than a lump sum, then a Beneficiary may request written election of any such other plans in lieu of a lump sum. The Death Benefit will be payable on receipt at the Main Administrative Office of the Company of due proof of an Insured's death.

We are issuing the policy in consideration of the application and our receipt of the Minimum Initial Premium at our Main Administrative Office. The provisions of this policy and the following pages and any attachments make up your contract.

RIGHT TO RETURN THIS POLICY. This policy may be returned within [10/60] days after this policy is delivered to you. If cancelled, this policy will be void from its beginning and we will return any payments made for this policy including any Policy Charges taken , less any unpaid loans, loan interest, and less any withdrawal amounts paid once the policy has been returned to us. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

                          Main Administrative Office

                        Phoenix Life Insurance Company
                  [Variable and Universal Life Administration
                                 P.O. Box 8027
                             Boston, MA 02266-8027
                           Telephone (800) 541-0171]

Signed for Phoenix Life Insurance Company at its Home Office [31 Tech Valley Drive, East Greenbush, NY 12061].


        /s/ Dona D. Young                     /s/ John H. Beers
------------------------------------  -----------------------------------
  [Chairman, President and Chief                 [Secretary]
   Executive Officer President]

                          READ YOUR POLICY CAREFULLY
  It is a legal contract between the Owner and Phoenix Life Insurance Company
        Flexible Premium Joint Variable Universal Life Insurance Policy
                     Death Benefit Payable at First Death
 Flexible Premiums are Payable Until the earlier of the First Death or the Age
                                121 Anniversary
                 Nonparticipating - not eligible for dividends
    Benefits, premiums, and the Risk Classification are shown in Section 1

The Death Benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account, Long-Term Guaranteed Interest Account and the investment experience of the Investment Options within our Separate Account to which your premiums are allocated. To the extent that funds are invested in the Investment Options, the Death Benefit and other values may increase or decrease in amount and duration. See Section 6 for a description of how the Death Benefit is determined.

08JE                                                                        NY

                               TABLE OF CONTENTS

Section     Provision
------- ------------------------------------------------------------------

  1.    Schedule Pages.....................................................  3

  2.    Table of Rates.....................................................  7

  3.    Definitions........................................................  9

  4.    Qualification as Life Insurance.................................... 11

  5.    Face Amount........................................................ 11

  6.    Death Proceeds..................................................... 12

  7.    Coverage at and After Age 121 Anniversary.......................... 13

  8.    Separate Account and Investment Options............................ 14

  9.    Guaranteed Interest Account and Long-Term Guaranteed Interest
          Account.......................................................... 16

  10.   Policy Value....................................................... 18

  11.   Premiums........................................................... 20

  12.   Grace Period....................................................... 21

  13.   Policy Termination................................................. 21

  14.   Reinstatement...................................................... 21

  15.   Allocations and Transfers.......................................... 22

  16.   Loans.............................................................. 24

  17.   Surrenders and Withdrawals......................................... 25

  18.   Basis of Computations.............................................. 26

  19.   Owner(s) and Beneficiary(ies)...................................... 26

  20.   Assignment......................................................... 27

  21.   Misstatements...................................................... 27

  22.   Suicide Exclusion.................................................. 27

  23.   Incontestability................................................... 27

  24.   The Entire Contract................................................ 27

  25.   Annual Statement................................................... 28

  26.   Claims of Creditors................................................ 28

  27.   Right to Defer Payment of Benefits................................. 28

                           SECTION 1: SCHEDULE PAGES

POLICY NUMBER: [9730000]

                                   Insureds

                     Age at
                     Policy               Risk
Insured               Date    Sex     Classification  Additional Ratings
-------              ------ --------- --------------  ------------------
[John M. Phoenix]     [35]  [Male]     [Preferred]    [not applicable]
[Mary A. Phoenix]     [35]  [Female]   [Preferred]    [not applicable]

                               Basic Information

                Owner, Beneficiary: As designated in the application or
                                    subsequently changed
                       Policy Date: [July 1, 2008]
                        Issue Date: [July 1, 2008]
              Death Benefit Option: [Option B]
 Life Insurance Qualification Test: [Guideline Premium Test]
                       Face Amount: $ [243,169]

                                   Premiums

              Premium Mode:  [Annual]
   Minimum Initial Premium: $[2,500.00]
           Planned Premium: $[2,700.00 per year]
 [Guideline Single Premium: $[100,000.00]]
  [Guideline Level Premium: $[10,000.00]]

Notice: This policy provides life insurance coverage until the First Death if sufficient premiums are paid. Even if the Planned Premiums shown above are paid as scheduled, they may not be sufficient to continue the policy in force until the First Death. Coverage may expire if sufficient premiums are not paid. Keeping the policy and coverage in force will be affected by factors such as: changes in the current cost of insurance rates; changes in expense charges; the amount, timing and frequency of premium payments; the interest rate being credited to the GIA and LT-GIA; the investment experience of the Investment Options; changes to the Death Benefit Option; changes in the Face Amount; loan activity; withdrawals, and deductions for any applicable supplementary benefit riders that are attached to, and made a part of, this policy. We have the right to change the amount of interest credited to the GIA and LT-GIA, and the amount of cost of insurance and other expense charges deducted under the policy which may require more premium to be paid than was illustrated, and the Net Surrender Values may be less than those illustrated. Also refer to the Grace Period and Policy Termination provisions in Sections 12 and 13.

JESP-1                                3                                     NY

POLICY NUMBER:     [9730000]

                            Maximum Policy Charges

Deductions from Premium Payments

       Premium Expense  [8%] of premium paid in all policy years.
                Charge

Monthly Deductions      (the following charges are deducted monthly from
                        the Policy Value on each Monthly Calculation Date)

Administrative Charge:  [$10.00]

     Cost of Insurance  Determined in accordance with Section 10. Maximum
               Charge: monthly rates per $1,000 of Net Amount at Risk are shown in Section 2.

 Mortality and Expense  0.04167% of the non-loaned separate account value
          Risk Charge:  for years 1-20 0.02500% of the non-loaned
                        separate account value for years 21+

      Coverage Charge:  [$92.08] per month for the first 120 Policy Months

       [Rider Charges:  As described in Section 1 under Rider Information]

Other Deductions

       Withdrawal Fee:  [$25.00] per withdrawal

      Transfer Charge:  $0 for first 12 per year (Excluding Auto
                        Rebalance), guaranteed not to exceed [$25] per transfer.

     Surrender Charge:

                         POLICY YEAR     SURRENDER CHARGE
                         -----------     ----------------
                                 [1.....     $2918.028
                                  2.....     $2772.127
                                  3.....     $2626.225
                                  4.....     $2480.324
                                  5.....     $2334.422
                                  6.....     $2188.521
                                  7.....     $2042.62
                                  8.....     $1896.718
                                  9.....     $1750.817
                                 10.....     $1604.915
                                11+.....        $0]

                                      4                                     NY

POLICY NUMBER:     [9730000]

                              Premium Allocation

[Fidelity VIP Growth Opportunities Portfolio.................... 25%
Fidelity VIP Investment Grade Bond Portfolio, Service Class..... 25%
Lord Abbett Growth and Income Portfolio......................... 25%
Wanger International Small Cap.................................. 25%]

                              [Rider Information]

                       Rider    Benefit     Rider
[Rider Description   Issue Date Amount   Expiry Date Rider Charge]
------------------   ---------- -------- ----------- ------------------------
[08SPOR - Survivor    7/1/2008     $0       None     $6.67 per Policy Month
Insurance Purchase
Option

08LTRJE -             7/1/2008  $250,000    None     See Rider
Individual Level
Term

07ASVR - Alternate    7/1/2008    N/A     7/1/2014   $18.28 per Policy Month
Surrender Value

06NLGR - No Lapse     7/1/2008    N/A     7/1/2028   N/A
Guarantee

06OLR - Overloan      7/1/2008    N/A       None     [3.5%] of Policy Value
Protection                                           upon exercise

08JPEOR - Joint       7/1/2008    N/A       None     N/A
Life Policy
Exchange Option

07DPR - Disability    7/1/2008   $2,000   See Rider  $57.00 per Policy Month
Payment of
Specified Premium

VR74 - EDCA           7/1/2008    N/A       None     N/A]
Amendment

                                      5                                     NY

POLICY NUMBER:    [9730000]

                                Table of Values

 Refer to your policy provisions for details on the terms and values shown in this table.

Minimum Face Amount:............................. [$100,000]
Minimum Face Amount Decrease:.................... [$25,000]

Minimum Premium Payment:......................... [$25]
Maximum Annual Premium:.......................... [$1,000,000]

Guaranteed Interest Account Minimum Interest
  Rate:.......................................... [3%]
GIA Weekly Transfer and Premium Limit:........... [$250,000]
GIA Yearly Transfer and Premium Limit:........... [$1,000,000]

Long Term Guaranteed Interest Account Minimum
  Interest Rate:................................. [3%]
LT - GIA Weekly Transfer and Premium Limit:...... [$250,000]
LT - GIA Yearly Transfer and Premium Limit:...... [$1,000,000]

Minimum Loan Amount:............................. [$500]
Loan Interest Credited Rate:..................... [3%]
Loan Interest Rate:.............................. not to exceed [4%]
Maximum Loan Value:.............................. [100%] of the Surrender Value

Withdrawal Date:................................. Beginning of [Policy Year 2]
Minimum Withdrawal Amount:....................... [$500]
Persistency Bonus Start Date:.................... Beginning of [Policy Year 21]
Persistency Bonus Percentage:.................... [.20%]

Death Benefit Option Change Date:................ Beginning of [Policy Year 2]
Maximum Death Benefit Option C
   Increase Amount:.............................. [$1,250,000]
Reduction of Face Amount Date:................... Beginning of [Policy Year 2]

Minimum DCA Transfer Amounts:
   Monthly:...................................... [$25]
   Quarterly:.................................... [$75]
   Semi-Annual:.................................. [$150]
   Annual:....................................... [$300]

Note: Additional amounts of interest that may be credited to the non-loaned portion of the Guaranteed Interest Account are not credited to the loaned portion of the Guaranteed Interest Account. Any additional amounts shall be nonforfeitable after the effective date of their crediting.

                                      6                                     NY

                           SECTION 2: TABLE OF RATES

POLICY NUMBER:    [9730000]

MINIMUM DEATH BENEFIT PERCENTAGES & MAXIMUM MONTHLY COST OF INSURANCE RATE TABLE

         Minimum Death   Maximum Monthly            Minimum Death   Maximum Monthly
Attained    Benefit    Rates per 1,000 of  Attained    Benefit    Rates per 1,000 of
  Age     Percentage   Net Amount at Risk*   Age     Percentage   Net Amount at Risk*
-------- ------------- ------------------- -------- ------------- -------------------
  [35         250%           0.1866          68          117%            3.1744
   36         250%           0.1982          69          116%            3.4457
   37         250%           0.2107          70          115%            3.7557
   38         250%           0.2240          71          113%            4.1237
   39         250%           0.2373          72          111%            4.5413
   40         250%           0.2548          73          109%            4.9853
   41         243%           0.2748          74          107%            5.4645
   42         236%           0.2981          75          105%            5.9889
   43         229%           0.3264          76          105%            6.5702
   44         222%           0.3588          77          105%            7.2303
   45         215%           0.3937          78          105%            7.9762
   46         209%           0.4320          79          105%            8.8011
   47         203%           0.4685          80          105%            9.7511
   48         197%           0.5042          81          105%           10.8241
   49         191%           0.5466          82          105%           11.9476
   50         185%           0.5948          83          105%           13.1460
   51         178%           0.6537          84          105%           14.4666
   52         171%           0.7226          85          105%           15.8713
   53         164%           0.7998          86          105%           17.4391
   54         157%           0.8885          87          105%           19.2019
   55         150%           0.9871          88          105%           21.0434
   56         146%           1.0939          89          105%           22.9017
   57         142%           1.1990          90          105%           24.5305
   58         138%           1.3049          91          104%           26.1062
   59         134%           1.4206          92          103%           28.0276
   60         130%           1.5544          93          102%           30.2488
   61         128%           1.7096          94          101%           32.7444
   62         126%           1.8844          95          100%           35.2846
   63         124%           2.0723          96          100%           37.7103
   64         122%           2.2714          97          100%           39.6918
   65         120%           2.4802          98          100%           41.3318
   66         119%           2.6969          99          100%           43.4852
   67         118%           2.9280          100         100%           45.7826

Basis of Calculations: 2001 Commissioners' Standard Ordinary, Smoker Composite, Ultimate Mortality Table (Age Last Birthday), for all of the Insureds' sex and Age, and 3% effective annual interest rate.

If this policy is issued on a unisex basis, we will use the 2001 Commissioners' Standard Ordinary Mortality Smoker Composite, 80% Male Ultimate Table (Age Last Birthday) for all of the Insureds' Age and 3% effective annual interest rate. If this policy is issued on a unisex basis any reference to the Insured's sex in this policy is deleted.

* The Maximum Monthly Cost of Insurance Rates above apply to both tobacco and non-tobacco Risk Classifications.

POLICY NUMBER:    [9730000]

MINIMUM DEATH BENEFIT PERCENTAGES & MAXIMUM MONTHLY COST OF INSURANCE RATE TABLE

         Minimum Death    Maximum Monthly              Minimum Death   Maximum Monthly
Attained    Benefit    Rates per 1,000 of Net Attained    Benefit    Rates per 1,000 of
  Age     Percentage      Amount at Risk*       Age     Percentage   Net Amount at Risk*
-------- ------------- ---------------------- -------- ------------- -------------------
  101         100%            47.9757           111         100%           71.7862
  102         100%            50.2781           112         100%           73.7187
  103         100%            52.6847           113         100%           75.5459
  104         100%            55.1784           114         100%           77.4092
  105         100%            57.7064           115         100%           79.0206
  106         100%            60.2107           116         100%           80.4371
  107         100%            62.6713           117         100%           81.6300
  108         100%            65.0770           118         100%           82.5043
  109         100%            67.4337           119         100%           83.0879
  110         100%            69.6878           120         100%           83.3333
                                                121+        100%            0.0000]

Basis of Calculations: 2001 Commissioners' Standard Ordinary, Smoker Composite, Ultimate Mortality Table (Age Last Birthday), for all of the Insureds' sex and Age, and 3% effective annual interest rate.

If this policy is issued on a unisex basis, we will use the 2001 Commissioners' Standard Ordinary Mortality Smoker Composite, 80% Male Ultimate Table (Age Last Birthday) for all of the Insureds' Age and 3% effective annual interest rate. If this policy is issued on a unisex basis any reference to the Insured's sex in this policy is deleted.

* The Maximum Monthly Cost of Insurance Rates above apply to both tobacco and non-tobacco Risk Classifications.

JESP-1                                8

                            SECTION 3: DEFINITIONS

The term "Age" means, on any given date, the age of the person in question at his or her last birthday.

The term "Age 121 Anniversary" means the Policy Anniversary following the oldest Insured's 121st birthday.

The term "Attained Age" on any date means the Age at issue plus the number of whole years that have elapsed since the Policy Date.

The term "business day" means any day that we are open for business and the New York Stock Exchange is open for trading. The Unit value of an Investment Option will be determined at the end of each business day. We will deem each business day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

The term "business period" means the period in days from the end of one business day through the next business day.

The term "Death Benefit Option C Increase Amount" means premiums paid less total Gross Withdrawals. In no event will the Death Benefit Option C Increase Amount exceed the Maximum Death Benefit Option C Increase Amount as shown in
Section 1, or be less than zero. This amount is only applicable if Death Benefit Option C is in effect.

The term "due proof of death" means a certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to us.

The term "Death Benefit" is as defined in Section 6.

The term "Face Amount" is as defined in Section 5.

The term "First Death" means the death of the first of the Insureds to die. Unless you and we agree otherwise, if we are unable to determine on the basis of proofs of death furnished to us which of the Insureds was the first to die, and the order of deaths affects the amount of the death benefit payable under this policy, the deceased Insured whose death would produce the highest aggregate death proceeds payable under this policy, inclusive of any rider benefits, if any, will be considered to have been the first of the Insureds to die.

The term "Gross Withdrawal" means the amount deducted from the Policy Value as a consequence of your request for a withdrawal.

The term "Insureds" means those persons named as Insureds in Section 1.

The term "Investment Option" refers to one of the subaccounts of the Separate Account to which non-loaned assets under this policy may be allocated.

The term "in force" means the policy is in effect and has not terminated or otherwise lapsed in accordance with the Grace Period provision.

The terms "in writing," "written notice," and "written request" mean a written form signed by you, satisfactory to us, and received at our Main Administrative Office or such other medium, electronic or otherwise, that we may from time to time make available.

The term "Issue Date" means the date from which the Suicide Exclusion and Incontestability provisions are applied.

The term "Minimum Initial Premium" means the minimum premium needed to put the policy in force and is shown in Section 1.

The term "Monthly Calculation Date" means the date on which Monthly Deductions are deducted from the Policy Value. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same days of each month thereafter or, if such day does not fall within a given month, the last day of that month will be used.

The term "Net Policy Value" equals the Policy Value less the Policy Debt.

The term "Net Surrender Value", or the term "Cash Surrender Value" as it applies to any applicable riders, equals the Surrender Value less the Policy Debt.

The term "Net Withdrawal" means the payment you will receive as a consequence of your request for a withdrawal, provided sufficient Policy Value is available. The Net Withdrawal is equal to the Gross Withdrawal, less any applicable Surrender Charges and Withdrawal Fee.

The term "notice" means that whenever we are required to give notice to you, it shall be deemed given if we mail it to you and, unless otherwise specified, to the assignee of record, if any, in a postage-paid envelope mailed by first class mail to the last known address of record from our Main Administrative Office. If mutually agreed, notice may also be provided by an electronic medium.

The term "Oldest Insured" means the person among the insureds listed in
Section 1 who was born first.

The term "Payment Date" means the business day on which a premium payment or loan repayment is received at our Main Administrative Office, unless it is received after the close of the New York Stock Exchange in which case it will be the next business day.

The term "Planned Premium" means the premium that is selected in the application or as later changed by you for this policy that you intend to pay on a regular modal basis.

The term "Policy Anniversary" means the same day and month of each year as the Policy Date. If the day does not exist in a month, the last day of the month will be used.

The term "Policy Charges" means any charge we deduct under the policy but no greater than the Maximum Policy Charges shown in Section 1.

The term "Policy Date" means the date shown in Section 1. Policy Charges are calculated from the Policy Date. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

The term "Policy Debt" means unpaid loans with accrued interest.

The term "Policy Month" means the period from one Monthly Calculation Date up to, but not including, the next Monthly Calculation Date.

The term "Policy Value" is the sum of the values in each Investment Option, the Long Term Guaranteed Interest Account(s) and the Guaranteed Interest Account(s).

The term "Policy Year" means, with respect to the first Policy Year, the one-year period beginning on the Policy Date up to, but not including, the first Policy Anniversary. Each subsequent Policy Year is the one-year period beginning on a Policy Anniversary up to, but not including, the next Policy Anniversary.

The term "Surrender Charge" means the Surrender Charges shown in Section 1.

The term "Surrender Value" means the Policy Value less any applicable Surrender Charges.

The term "Unit" means a standard of measurement used to determine the share of this policy in the value of each Investment Option of the Separate Account.

The terms "we," "us," and "our" refer only to the Company.

The terms "you" and "your" refer only to the owner of this policy as defined in
Section 19.

                  SECTION 4: Qualification as Life Insurance

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of the policy to the contrary. We have the right to make any reasonable adjustments to the terms or conditions of this policy, including distributions from the policy to the extent we deem it necessary, if it becomes necessary to maintain qualification as life insurance. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority. To ensure that the policy qualifies as life insurance one of the following tests will apply. The test you elected is shown in Section 1. Your election cannot be changed after issue. We have the right to refuse any premium payments that would cause the policy to fail the test you elected unless such amount is necessary to keep the policy in force.

Guideline Premium Limit

Under the Guideline Premium Limit test, the sum of the premiums paid less a portion of any Gross Withdrawal, as defined in the Code, may not exceed the greater of:

   .   The Guideline Single Premium (as determined for your policy); or

   .   The sum of the annual Guideline Level Premium to the date of the payment.

For policies issued with the Guideline Premium Test, the Guideline Single Premium and the Guideline Level Premium are shown in Section 1.

Cash Value Accumulation Test

Under this test, the net single premium for the future benefits of the policy must always be greater than the Policy Value. The net single premium is that single amount that would provide for the cost of the Death Benefit and any applicable riders under this policy. The basis for calculating the net single premium is the guaranteed mortality and a 4% interest rate. We have the right to modify the death benefit percentages shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary.

If at any time the premiums received under the policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with interest thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any interest) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. The amount to be taken from the Investment Options, the Long-Term Guaranteed Interest Account, and the Guaranteed Interest Account will be allocated in the same manner as provided for Monthly Deductions unless you request another allocation in writing. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

                            SECTION 5: Face Amount

The initial Face Amount is chosen by you at issue and is shown in Section 1. The Face Amount is used in determining the Death Benefit under this policy and may be changed by you after the first Policy Year or modified according to the terms of this policy.

Request for a Reduction of Face Amount

You may request a reduction in Face Amount at any time after the Reduction of Face Amount Date shown in Section 1, provided this policy is in force and if Death Benefit Option C is not in effect. Any reduction is subject to the Minimum Face Amount shown in Section 1. Any reduction in the Face Amount will be effective on the next Monthly Calculation Date after our approval.

Upon a reduction in Face Amount, a pro-rata Surrender Charge will be deducted from the Policy Value based on the Policy Year and amount of the reduction. During any Policy Year, such pro-rata Surrender Charge will equal
(a) multiplied by (b), where:

 (a) = the applicable Surrender Charge shown in Section 1 of the policy, less any pro-rata Surrender Charges deducted previously, and

 (b) = (i) divided by (ii), where:

       (i)  = the Face Amount decrease, and

       (ii) = the Face Amount before the decrease.

                           SECTION 6: Death Proceeds

After the First Death and while the policy is in force, we will pay the Death Proceeds, as described below, upon receipt of due proof of death of the first Insured to die, subject to any applicable provisions of the policy.

If the First Death occurs on or after the date we receive a written request at our Main Administrative Office from you to surrender the policy, no Death Proceeds will be paid. We will pay the amount payable under the Surrenders and Withdrawals provision instead.

The Death Proceeds are equal to:

   (a) the Death Benefit, as described below, in effect on the date of the First Death; plus

   (b) any insurance then in effect on the life of the first Insured to die that is provided by any additional benefit riders; less

   (c) any Policy Debt then existing on this policy; less

   (d) any Monthly Deductions up to and including the Policy Month of death not already made; plus

   (e) any premiums received by us after the last Monthly Calculation Date just prior to the date of the First Death which have not been applied to this policy.

If the First Death occurs during the Grace Period, the Death Proceeds payable, as described above, will be reduced by any outstanding Policy Charges due as of the date of death.

We will pay interest on any Death Proceeds in a lump sum, in the event of an Insured's death at an interest rate as required by applicable state law. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.

Death Benefit

The Death Benefit under this policy will be determined under Option A, Option B, or Option C whichever is then in effect. Option C may be elected only at issue.

Option A: The Face Amount on the date of the First Death or, if greater, the Minimum Death Benefit as described below.

Option B: The Face Amount plus the Policy Value on the date of the First Death or, if greater, the Minimum Death Benefit as described below.

Option C: The Face Amount plus the Death Benefit Option C Increase Amount on the date of the First Death or, if greater, the Minimum Death Benefit as described below.

Regardless of Death Benefit Option, withdrawals will cause a reduction in the Death Benefit as described in Section 17.

Minimum Death Benefit

The Minimum Death Benefit is equal to the Policy Value on the date of the First Death multiplied by the applicable Minimum Death Benefit Percentage for the Attained Age of the Oldest Insured. The Minimum Death Benefit Percentages are shown in Section 2. To the extent that the Net Amount at Risk, as described in
Section 10, associated with the Minimum Death Benefit that results from this calculation exceeds our limitations that may be in effect, we have the right to:

   (a) distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed our limitations in effect; or

   (b) require evidence of insurability satisfactory to us if we should decide to accept the additional Net Amount at Risk.

Pro-rata Surrender Charges will not apply to any portion of the Policy Value distributed to you as described in item (a) above.

                                      12                                    NY

Change in Death Benefit Option

While this policy is in force, at any time after the Death Benefit Option Change Date shown in Section 1 and prior to the Age 121 Anniversary you may request in writing to change the Death Benefit Option, subject to the Minimum Face Amount shown in Section 1. We will not require evidence of insurability for a change in Death Benefit Options. You are limited to one change in Death Benefit Option per Policy Year. Any change is subject to the Minimum Face Amount shown in Section 1. Any change in Death Benefit Options will be effective on the first Monthly Calculation Date following the date we process your request. Only the following Death Benefit Option changes may be made, and are subject to the following conditions:

   . Change from Option A to Option B: the Face Amount will be reduced by the Policy Value.

   . Change from Option B to Option A: the Face Amount will be increased by the Policy Value.

   . Change from Option C to Option A : the Face Amount will be increased by the Death Benefit Option C Increase Amount

Any change in Face Amount as a result of a Death Benefit Option change will not change the Surrender Charges for this policy.

             SECTION 7: Coverage at and After Age 121 Anniversary

Coverage under this policy on or after the Age 121 Anniversary is subject to the conditions specified below.

Death Benefit

Death Benefit Option B and Death Benefit Option C will no longer be available after the Age 121 Anniversary. If Death Benefit Option B or Death Benefit Option C is in effect we will change to Death Benefit Option A on the Age 121 Anniversary. The Face Amount will not be increased by the Policy Value nor will it be affected by the change in Death Benefit Option. The Death Benefit will be equal to the greater of (a) the Face Amount on the Date of the First Death, or
(b) the Policy Value on or after the Age 121 Anniversary.

We will continue to credit interest to the GIA and the LT-GIA.

Premiums and Monthly Deductions

We will cease to take Monthly Deductions specified in Section 1, and we will not accept any further premium payments unless such premium payments are necessary to keep the policy in force.

Policy Debt and Default

The Loans provision, the Transfers provision, and the Surrenders and Withdrawals provision will still be in effect. No Withdrawal Fee will be charged. The policy will go into default at any time the Policy Debt exceeds the Policy Value. Loan interest will continue to be charged if there is an outstanding loan on the Age 121 Anniversary.

Under federal tax law, this policy may not qualify as life insurance after the Insured's Age 121. It may be subject to adverse tax consequences and a tax advisor should be consulted before the policyholder chooses to continue this policy after the Insured's Age 121.

                                      13                                    NY

              SECTION 8: Separate Account and Investment Options

Assets under this policy may be allocated to the Investment Options of the Separate Account, the Long-Term Guaranteed Interest Account, or the Guaranteed Interest Account.

Separate Account and Investment Options

The Phoenix Life Insurance Company's Variable Universal Life Separate Account (VUL Account) is a Separate Account established by our Company under New York Law and is registered as a unit investment trust under the Investment Company Act of 1940. The VUL Account contains various Investment Options that have different investment objectives.

All income, gains and losses, realized and unrealized, of the VUL Account are credited to or charged against the amounts placed in the VUL Account without reference to other income, gains and losses of our General Account. The assets of the VUL Account are owned solely by us and we are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that we may conduct. The assets of the VUL Account will be valued at least as often as any policy benefits vary, but at least monthly.

We use the assets of the VUL Account to buy shares of the underlying fund(s) of this policy according to your most recent allocation instruction on file with us. The underlying fund(s) are registered under the Investment Company Act of 1940 as open-end, management investment companies. Assets of each Investment Option are invested in shares of the corresponding underlying fund Series.

No change will be made in the investment policy of any of the Investment Options of the Separate Account without approval of the appropriate insurance supervisory official of our domiciliary state of New York.

In the event of a material change in investment policy of the Separate Account, you may, consistent with the Allocations and Transfer provision in Section 15, transfer the policy's then current Policy Value to the unloaned portion of the Guaranteed Interest Account and, if you so elect, you may thereafter allocate any future premiums to such account. The GIA Weekly Transfer and Premium Limit shown in Section 1 will not apply to any such transfer made within 60 days of a material change in the investment policy of the Separate Account.

Addition, Deletion, or Substitution of Investments

We have the right, subject to compliance with New York law, to add, delete, or substitute Investment Options of the Separate Account, combine the Separate Account into another Separate Account, transform the Separate Account into a mutual fund, and/or deregister the Separate Account under the Investment Company Act of 1940. We also have the right to eliminate the shares of any underlying fund(s) if they are no longer available for investment, or if we believe investing in any underlying fund(s) is no longer appropriate for the purposes of the Separate Account.

Share of Separate Account Investment Option Values

The share of this policy in the value of each Investment Option of the Separate Account on a business day is the Unit Value of that Investment Option on that date multiplied by the number of this policy's Units in that Investment Option after all transactions for the business period ending on that day have been processed. For any day which does not fall on a business day, the share of this policy in the value of each Investment Option of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the Unit Values on the next business day.

Units

The number of Units of each Investment Option of the Separate Account will be increased on any day by any of the following transactions:

    1. any net premium payments applied to the Investment Options on the Payment Date; or

    2. any Persistency Bonus applied to that Investment Option divided by the Unit Value of that Investment Option on the Monthly Calculation Date; or

    3. any transfers into the Investment Options on the transfer date.

                                      14                                    NY

The number of Units of each Investment Option of the Separate Account will be decreased on any day by any of the following transactions:

    1. any Monthly Deductions applied against that Investment Option divided by the Unit Value of that Investment Option on the deduction date;

    2. the amount of any withdrawals paid, Withdrawal Fee and pro-rata Surrender Charge assessed applied against that Investment Option divided by the Unit Value of that Investment Option on the date of the withdrawal;

    3. the amount of any pro-rata Surrender Charge assessed (due to a decrease in Face Amount) applied against that Investment Option divided by the Unit Value of that Investment Option on the date of the reduction in Face Amount; or

    4. the amount of any transfers, including any policy loans taken, out of that Investment Option divided by the Unit Value of that Investment Option on the transfer or loan date.

Unit Value

The Unit Value of each Investment Option of the Separate Account was set up by us on the first business day of each such Investment Option. The Unit Value of an Investment Option of the Separate Account on any other business day is determined by multiplying the Unit Value of that Investment Option on the immediately preceding business day by the Net Investment Factor for that Investment Option for the then current business period. The Unit Value of each Investment Option of the Separate Account on a day other than a business day is the Unit Value on the next business day. Unit Values are carried to 6 decimal places. The Unit Value of each Investment Option of the Separate Account on a business day is determined at the end of that day.

Net Investment Factor

The Net Investment Factor for each Investment Option of the Separate Account is determined by the investment performance of the assets held by the Investment Option during the business period.

The Net Investment Factor is equal to the result of item (d) below subtracted from the result of dividing the sum of items (a) and (b) by item (c) as defined below.

   (a) The value of the assets in the Investment Option on the current business day, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current business period. Net investment income equals the investment income of the Investment Option after any fund management and fund operating expenses have been deducted.

   (b) The amount of any dividend (or, if applicable, any capital gain distribution) received by the Investment Option if the "ex-dividend" date for shares of the fund occurs during the current business period.

   (c) The value of the assets in the Investment Option as of the just prior business day, including net accrued net investment income and realized and unrealized capital gains and losses, and including the value of all transactions during the business period ending on that date.

   (d) The sum of the charge, if any, for taxes and reserves for taxes on investment income, and realized and unrealized capital gains multiplied by the number of days in the current business period.

Mortality and Expense Risk Charge

The Mortality and Expense Risk Charge will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The maximum Mortality and Expense Risk Charge is shown in Section 1.

We review the Mortality and Expense Risk Charge periodically, and we may re-determine the Mortality and Expense Risk Charge at such time on a basis that does not discriminate unfairly within any class of Insureds. Any change will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the charge.

                                      15                                    NY

SECTION 9: Guaranteed Interest Account and Long-Term Guaranteed Interest Account

Guaranteed Interest Account (GIA)

This policy also contains a Guaranteed Interest Account (GIA) to which premium payments may be allocated. The GIA is not part of the Separate Account. It is accounted for as part of our General Account. Cumulative premium payments and transfers to the non-loaned portion of the GIA during any one-week period are limited to the GIA Weekly Transfer and Premium Limit shown in Section 1. Cumulative premium payments and transfers to the GIA are limited to the GIA Yearly Transfer and Premium Limit shown in Section 1 over any 12-month period.

On any business day after the Policy Date, the value of this policy's Guaranteed Interest Account is equal to the value of this policy's Guaranteed Interest Account on the prior business day, increased by the credit of daily interest. In addition, this value will be increased on any day by any of the following transactions:

    1. any net premium payments applied to the Guaranteed Interest Account on the Payment Date; or

    2. any Persistency Bonus applied to that Investment Option divided by the Unit Value of that Investment Option on the Monthly Calculation Date; or

    3. any transfers into the Guaranteed Interest Account on the transfer date.

The value of this policy's Guaranteed Interest Account will be decreased on any day by any of the following transactions:

    1. any Monthly Deductions applied against the Guaranteed Interest Account on the deduction date;

    2. the amount of any Withdrawals paid, Withdrawal Fee and pro-rata Surrender Charge assessed applied against the Guaranteed Interest Account on the date of the withdrawal;

    3. the amount of any pro-rata Surrender Charge assessed (due to a decrease in Face Amount) applied against the Guaranteed Interest Account on the date of the reduction in Face Amount; or

    4. the amount of any transfers, including any policy loans taken, out of the non-loaned portion of the Guaranteed Interest Account on the transfer or loan date.

For amounts held under the non-loaned portion of the GIA, we will credit interest daily at such rates as we shall determine. Subsequent interest rates may be higher or lower than the initial interest rate, but in no event lower than the Guaranteed Interest Account Minimum Interest Rate shown in Section 1. At least periodically, we will set the interest rate that will apply to any premium allocation made to the GIA.

For amounts held under the loaned portion of the GIA, we will credit interest daily at an effective annual rate of interest equal to the Loan Interest Credited Rate shown in Section 1.

We will determine the credited interest rate based on our anticipation of future investment earnings, mortality, persistency, expense and administrative costs, and taxes. We may change the interest rate. Any changes in the rate will apply to all policies and not discriminate unfairly within any class of insureds. Any change in rate will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates. The effective annual interest rate will never be less than the Guaranteed Interest Account Minimum Interest Rate shown in Section 1.

We may credit different interest rates on loaned and unloaned portions of the Policy Value. The rate(s) in effect on a given date for unloaned amounts is referred to as the "current interest rate(s)." All interest rates are stated as effective annual rates. Interest will be compounded at least monthly to yield the effective annual rate.

We may add other Guaranteed Interest Accounts subject to the extent and in the manner permitted by applicable law. Also, when required by law, we will obtain approval from any regulatory authority.

There are transfer restrictions on the GIA. For additional information regarding these restrictions please see Section 15.

Share of the Non-Loaned Portion of the Guaranteed Interest Account

The share of this policy in the value of the Non-Loaned Portion of the Guaranteed Interest Account on any day is the accumulation of allocated net premiums, interest and transfers into the account, less deductions, withdrawals, and transfers out of the account after all transactions for that business day have been processed.

                                      16                                    NY

Long-Term Guaranteed Interest Account (LT-GIA)

This policy also contains a Long Term Guaranteed Interest Account (LT-GIA) to which premium payments may be allocated. The LT-GIA is not part of the Separate Account. It is accounted for as part of our General Account. Cumulative premium payments and transfers to the LT-GIA during any one-week period are limited to the LT - GIA Weekly Transfer and Premium Limit shown in Section 1 and to the LT-GIA Yearly Transfer and Premium Limit shown in Section 1 over any 12-month period.

On any business day after the Policy Date, the value of this policy's Long-Term Guaranteed Interest Account is equal to the value of this policy's Long-Term Guaranteed Interest Account on the prior business day, increased by the credit of daily interest. In addition, this value will be increased on any day by any of the following transactions:

    1. any net premium payments applied to the Guaranteed Interest Account on the Payment Date; or

    2. any Persistency Bonus applied to that Investment Option divided by the Unit Value of that Investment Option on the Monthly Calculation Date; or

    3. any transfers into the Guaranteed Interest Account on the transfer date.

The value of this policy's Long-Term Guaranteed Interest Account will be decreased on any day by any of the following transactions:

    1. any Monthly Deductions applied against the Long-Term Guaranteed Interest Account on the deduction date;

    2. the amount of any Withdrawals paid, and Withdrawal Fee and pro-rata Surrender Charge assessed applied against the Long-Term Guaranteed Interest Account on the date of the withdrawal;

    3. the amount of any pro-rata Surrender Charge assessed (due to a decrease in Face Amount) applied against the Long-Term Guaranteed Interest Account on the date of the reduction in Face Amount; or

    4. the amount of any transfers, including any policy loans taken, out of the Long-Term Guaranteed Interest Account on the transfer or loan date.

For amounts held under the LT-GIA, we will determine the credited interest rate based on our anticipation of future investment earnings, mortality, persistency, expense and administrative costs, and taxes. We may change the interest rate. Any changes in the rate will apply to all policies and not discriminate unfairly within any class of insureds. Any change in rate will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates. The effective annual interest rate will never be less than the Long Term Guaranteed Interest Account Minimum Interest Rate shown in Section 1.

There are transfer restrictions on the LT - GIA. For additional information regarding these restrictions please see Section 15.

Share of the Long-Term Guaranteed Interest Account

The share of this policy in the value of the Long-Term Guaranteed Interest Account on any day is the accumulation of allocated net premiums, interest and transfers into the account, less deductions, withdrawals, and transfers out of the account after all transactions for that business day have been processed.

                                      17                                    NY

                           SECTION 10: Policy Value

Policy Value

The Policy Value on the Policy Date is equal to the initial premium net of the Premium Expense Charge as stated in the Net Premiums Added provision below, and minus the first month's Monthly Deduction as stated in the Monthly Deductions provision below. The Policy Value on any subsequent date is the sum of this policy's share in the value of each Investment Option of the Separate Account and the value of this policy's Guaranteed Interest Account and Long-Term Guaranteed Interest Account. See Section 8 for an explanation as to how this policy's share in the value of each Investment Option of the Separate Account is determined and Section 9 for a description of the Guaranteed Interest Account and Long-Term Guaranteed Interest Account. The Policy Value is the sum of this policy's share in the value of each Investment Option of the Separate Account, the Guaranteed Interest Account, and the Long-Term Guaranteed Interest Account.

Net Premiums Added

When we receive your premium payments at our Main Administrative Office, we deduct a Premium Expense Charge which will not exceed the amount shown in
Section 1, and add the balance remaining (the Net Premium) to your Policy Value. We will do this before we take any other deductions due on that business day.

We will not deduct a Premium Expense Charge until the date the policy takes effect, and the balance remaining will be your Policy Value from which deductions will be taken and to which any subsequent Net Premiums will be added.

Investment allocation of the initial premium payment and any subsequent premium payments will be in accordance with the Allocations provision of Section 15.

Monthly Deductions

Each Monthly Deduction is due and will be taken from the Policy Value as of the Policy Date and as of each applicable Monthly Calculation Date. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date which precedes the date on which we receive the initial premium, Monthly Deductions due for the period prior to receipt of the initial premium will be taken on the later of the date we receive the initial premium and the date our underwriters approve issuance of this policy.

Monthly Deductions will be taken from this policy's Investment Options, the LT-GIA, or the GIA, exclusive of the loaned portion of the Guaranteed Interest Account on a proportionate basis. You may, however, request that Monthly Deductions not be taken from certain specified Investment Options, the LT-GIA, or the GIA. Such a request may later be changed by notifying us in writing, but only with respect to future Monthly Deductions. In the event you do not have sufficient funds in the Investment Options, the LT-GIA, or the GIA to permit the full Monthly Deduction, the remainder will be taken on a proportionate basis from each of the other Investment Options, , the LT-GIA, or the GIA exclusive of the loaned portion of the GIA. The number of Units deducted from each Investment Option of the Separate Account will be determined by dividing the portion of the Monthly Deduction allocated to each such Investment Option by the Unit Value of that Investment Option on the Monthly Calculation Date.

Monthly Deductions are due until the Age 121 Anniversary, at which time we will cease to take any further Monthly Deductions as described in Section 7.

The Monthly Deduction for any Policy Month that will be deducted from your Policy Value consists of charges (a) through (f) listed below, each of which will be deducted in the order as listed, where:

   (a) is the Administrative Charge;

   (b) is the Coverage Charge;

   (c) is the sum of the charges for riders which are part of the policy, if any;

   (d) is the sum of all charges for any applicable Additional Ratings shown in
       Section 1;

   (e) is the Cost of Insurance Charge, as described below; and

   (f) is the Mortality and Expense Risk Charge as described in Section 8.

Cost of Insurance Charge

The rates for the Cost of Insurance Charge as of the Policy Date are based on the sex, if applicable, Age, Risk Classification, Death Benefit Option , Face Amount, Net Amount at Risk, applicable rider values and duration that the coverage has been in force for the Insureds.

                                      18                                    NY

The Cost of Insurance Charge for a specific Policy Month is the charge for the Net Amount at Risk, including riders that are part of the contract, if any. The charge for the Net Amount at Risk is an amount equal to the per dollar Cost of Insurance rate for that month multiplied by the Net Amount at Risk, and such rates will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Monthly Rates at any Age are shown in Section 2 as a rate per $1,000 of Net Amount at Risk. To determine the maximum rate per dollar, the rate shown must be divided by 1,000. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

The Cost of Insurance calculation will reflect any adjustment for the Minimum Death Benefit.

We review our Cost of Insurance rates periodically, and may re-determine Cost of Insurance rates at such time on a basis that does not discriminate unfairly within any class of Insureds. Any change in rates will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates.

Net Amount at Risk

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

   (a) is the Policy Value at the end of the immediately preceding business day, less all charges due on the Monthly Calculation Date;

   (b) if Death Benefit Option A is in effect, is the Face Amount; or if Death Benefit Option B is in effect, is the Face Amount plus the Policy Value; or if Death Benefit Option C is in effect, is the Face Amount plus the Death Benefit Option C Increase Amount; and

   (c) is the amount defined in (a), multiplied by the applicable Minimum Death Benefit Percentage shown in Section 2.

Persistency Bonus

We may include a Persistency Bonus for policies that remain in force on and after the Persistency Bonus Start Date shown in Section 1. If there is a Persistency Bonus, it will be applied on each Monthly Calculation Date after the Persistency Bonus Start Date and before the Monthly Deduction is taken. The Persistency Bonus that may be applied to your policy is determined by multiplying the non-loaned portion of the Policy Value by the Persistency Bonus Percentage shown in Section 1. This Persistency Bonus is not guaranteed.

                             SECTION 11: Premiums

The Minimum Initial Premium is shown in Section 1. Insurance under this policy will take effect once our underwriters approve issuance of this policy and the conditions specified in the application form have been satisfied, including our receipt of at least the Minimum Initial Premium. All of the Insureds must be alive when the Minimum Initial Premium is paid.

We will process any premium payment subject to the life insurance qualification test shown in Section 1 unless one of the following exceptions applies:

    (i) we will process a payment received prior to the Policy Date as if received on the Policy Date.

    (ii) we will process the portion of any premium payment for which we require evidence of each Insured's continued insurability on the first business day after we have received such evidence and found it satisfactory to us.

Premium Expense Charges, as shown in Section 1, will be deducted from any premiums received by us. If the initial premium is received by us after the Policy Date then it will be reduced by the amount necessary to cover any past unpaid Monthly Deductions. If the Minimum Initial Premium is received by us at our Main Administrative Office after the Policy Date, then it will also be reduced by the amount necessary to cover any past unpaid Monthly Deductions described below. In addition, payments received by us during a grace period will also be reduced by the amount needed to cover any Monthly Deductions during the grace period.

You may pay premiums until the Age 121 Anniversary, at which time the Monthly Deductions cease and no further premiums may then be paid.

The premiums, net of the Premium Expense Charges, will be applied on the Payment Date, or based upon any alternate instructions from you, subject to our approval. The premiums will be allocated to the various Investment Options, the Long-Term Guaranteed Interest Account and the Guaranteed Interest Account based on the premium allocation schedule. You may change the allocation schedule for premium payments by written request.

If, however, our receipt of any premium payment (or portion thereof) would cause the policy to not qualify as a "life insurance contract" under the federal income tax laws, we will not process such payment (or portion thereof). In addition, absent any written instructions from you, we will process premium payments in a manner in which they will not result in adverse tax consequences.

Subject to these limitations, as described above, you may pay additional premiums at any time prior to the Age 121 Anniversary and while this policy is in force. Maximum premium payments are subject to the Maximum Annual Premium shown in Section 1. You may request a receipt signed by one of our executive officers. All premiums are payable at our Main Administrative Office.

If any premium payment results in an increase in the Death Benefit by more than it would increase the Policy Value, then we will either refund the premium or require evidence of insurability satisfactory to us. We may limit the number and amount of premium payments in any Policy Year. The minimum premium payment that we will accept as well as the maximum amount that we will accept in any Policy Year is shown in Section 1.

We may limit the number and amount of premium payments in any Policy Year. The minimum premium payment that we will accept is as shown in Section 1, or if during the Grace Period, the amount needed to prevent lapse of this policy. We have the right to reduce or increase the limit.

Continuation of Insurance Upon Discontinuance of Premium Payments

If you discontinue paying premiums, we will continue taking the Monthly Deductions from your Policy Value. Your insurance coverage will continue subject to the Grace Period, and Policy Termination provisions in Sections 12 and 13.

                           SECTION 12: Grace Period

This policy and any riders will go into default if, on any Monthly Calculation Date, the required Monthly Deductions exceed the Net Policy Value. A Grace Period of 61 days from the date the policy goes into default will be allowed for the payment of additional premiums. Such additional premium payments must be sufficient to increase the Net Policy Value on that Monthly Calculation Date to cover three Monthly Deductions. During the Grace Period the Death Benefit will be the same as it was at the time the policy entered the Grace Period.

In addition, if the Policy Debt is greater than the Maximum Loan Value a grace period of 61 days will be allowed for the payment of an amount necessary to reduce the total Policy Debt to an amount less than or equal to the Maximum Loan Value.

Any premiums paid will be used, after assessment of Premium Expense Charges, to pay for any unpaid Monthly Deductions.

We will send notice(s) to your last known address within 30 days after the Monthly Calculation Date on which an insufficiency has occurred and at least 15 but not more than 45 days prior to the termination of coverage. This notice will specify the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Main Administrative Office, we will also mail a copy to the assignee on record of the notice of the amount due. If the necessary additional premium payments have not been received by the end of the grace period, the policy will terminate. Upon termination of the policy, the remaining Net Surrender Value, if any, will be paid to the Owner. If the First Death occurs while the policy is in default, then we will deduct from the proceeds all Monthly Deductions due and unpaid as of the date of the First Death. Unless a rider provides otherwise, no riders will be in effect after the policy terminates.

Reduced Paid-Up Benefit

Upon your written request, after this policy has been in force for at least one full year, this policy can be lapsed to a reduced paid-up Death Benefit as of the date of your written request. The amount of Death Benefit will be calculated based on the Net Surrender Value of the contract, a 4% interest rate and the Maximum Monthly Cost of Insurance Rates as shown in Section 2. Once elected, no further premiums may be paid into the contract and all riders attached to this policy will terminate.

                        SECTION 13: Policy Termination

This policy will terminate automatically on the earliest of:

   (1) the date of the First Death;

   (2) the date the grace period expires without the payment of sufficient premium as provided in Section 12;

   (3) the date the policy is surrendered for its Net Surrender Value.

                           SECTION 14: Reinstatement

If this policy terminates in accordance with the Grace Period provision, you may reinstate this policy while the Insureds are alive within three years from the date the policy goes into default, as specified in Section 12. The policy cannot be reinstated if it has been surrendered for its Net Surrender Value. It also cannot be reinstated if the date of reinstatement is on or after the Age 121 Anniversary. We will not approve a request for reinstatement until we receive at our Main Administrative Office all of the following:

   (1) a written request for reinstatement;

   (2) evidence of insurability satisfactory to us;

   (3) payment or reinstatement of any Policy Debt as of the date of termination, if applicable, including loan interest at the Loan Interest Rate that has accrued between the date of termination and the date of reinstatement;

   (4) the return of the remaining Net Surrender Value, if any, as described in
       Section 12; and

   (5) payment of the Reinstatement Premium. The Reinstatement Premium equals the amount that is required to bring the policy out of default immediately prior to reinstatement, plus three Monthly Deductions.

Requirements (2) through (4) must be satisfied within 60 days after the date we receive a written request for reinstatement.

If we approve your request,

   (1) the reinstatement date will be the Monthly Calculation Date following the date we receive the required payment at our Main Administrative Office;

   (2) any Surrender Charge will be reinstated to the amount it was at the date of default;

   (3) the remaining Surrender Charge Schedule, if any, will be the same as on the date of default; and

   (4) the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated.

                     SECTION 15: Allocations and Transfers

Allocations

We process Net Premiums as described in Section 11. Premiums received prior to the date the policy takes effect will be allocated to the money market investment account during the Right to Return This Policy period. The amount in the money market investment account will be allocated in accordance with your allocation instructions on file with us on the first business day following the end of the Right to Return This Policy period.

Initial allocation instructions are elected in your application for this policy. You may elect to change your allocation instructions at any time. A change may be elected by written request or by internet notification if a currently valid written authorization to make changes in this manner is on file with us. A change will be effective as of the end of the business day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero, and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers.

We have the right to impose a limit of no more than 12 changes within a Policy Year on the number and frequency of such changes and we also have the right on the number and frequency of such changes and to set a minimum percentage that may be allocated to any Investment Option, the GIA or the LT - GIA not to exceed 25%. We also have the right to set a maximum percentage that may be allocated to any Investment Option, the GIA or the LT - GIA, of not less than 25%.

Transfers

Instructions may be given to us at any time while the policy is in force to transfer portions of your Policy Value among one or more of the Investment Options, the LT-GIA, and the non-loaned portion of the GIA. Transfers may be made by written request or by telephone or internet notification if a currently valid written authorization to make changes in this manner is on file with us. You may make up to 12 transfers per Policy Year from the Investment Options except as provided below. If additional transfers are requested, we have the right to prohibit such transfers or impose a Transfer Charge, not to exceed the maximum Transfer Charge, shown in Section 1. You may make only one transfer per Policy Year from the non-loaned portion of the GIA unless the Dollar Cost Averaging (DCA) Program or Asset Rebalancing Program is elected. Any such charge will be deducted from the Investment Options, the LT-GIA, or the GIA from which the amounts are to be transferred with each such Investment Option, the LT-GIA, or non-loaned portion of the GIA bearing a pro-rata share of the Transfer Charge. The value of the Investment Option will be the value on the date of transfer.

We have the right to require that a period of at least 6 months have elapsed between transfers from the non-loaned portion of the GIA. Except as otherwise provided under the DCA Program, the amount that may be transferred from the non-loaned portion of the GIA at any one time cannot exceed the higher of $1,000 or 25% of the value of the non-loaned portion of the GIA.

                                      22                                    NY

Under the Dollar Cost Averaging Program (DCA Program), premium payments may be transferred automatically among the Investment Options or the GIA on a monthly, quarterly, semi-annual, or annual basis subject to the minimums in Section 1. You must have an initial value of $2,000 in the non-loaned portion of the GIA or the Investment Option from which funds will be transferred. We will provide you with notice if we make any changes in this requirement. Funds may be transferred from only one Investment Option or the non-loaned portion of the GIA, but may be allocated to multiple Investment Options, the LT-GIA, and the non-loaned portion of the GIA. We will provide you with notice if we make any changes in this requirement. Under the DCA Program, you may transfer approximately equal amounts of premium payments from the non-loaned portion of the GIA over a minimum 6-month period. Unless we make other programs available, amounts transferred into the GIA are not eligible for the DCA Program. There is no participation charge or termination charge for electing the DCA Program.

Under the Asset Rebalancing Program, funds are transferred automatically among the Investment Options on a monthly, quarterly, semi-annual, or annual basis to maintain the allocation percentage elected by you. There is no participation charge or termination charge for electing the Asset Rebalancing Program.

Unless we agree otherwise the Asset Rebalancing and the DCA Programs may not be in effect at the same time.

Transfers made under the DCA Program or Asset Rebalancing Program will be processed on the next business day following your request for the month that applies. If the value in the Investment Option or non-loaned portion of the GIA is below the amount to be transferred, then the entire remaining balance will be transferred and your participation in the DCA or Asset Rebalancing Programs will be terminated. You may also terminate your participation in the DCA or Asset Rebalancing Programs at any time by sending a written request to us. You must send a written request to us to start another DCA or Asset Rebalancing Program.

The amount that may be transferred from the LT-GIA at any time cannot exceed the greatest of $1,000, 10% of the value of the LT-GIA, and the amount transferred from the LT-GIA in the prior Policy Year. Only one transfer is permitted per Policy Year from the LT-GIA. Transfers from the LT-GIA are not permitted under the DCA Program. Transfers to or from the LT - GIA are not permitted under the Asset Rebalancing Program.

At any time during the first eighteen months from the Policy Date, you may elect to transfer all assets held in the Investment Options to the non-loaned portion of the Guaranteed Interest Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. No transfer restrictions set forth in this section will apply to this transfer.

We have the right to temporarily or permanently modify or terminate transfer privileges, or reject any specific order from anyone including the owner, market-timing organization, or individual, or other party authorized to give transfer orders whose transactions would constitute Disruptive Trading as determined by us or an underlying fund company. Disruptive Trading includes but is not limited to, frequent purchases, redemptions and transfers, transfers into and out of an Investment Option in a short period of time, and transfers of large amounts at one time. In addition to restricting or terminating transfer privileges we also have the right to limit the dollar amount and frequency of transfers, impose redemption fees on short-term trading, restrict the method of making transfers, and to require a holding period for some Investment Options. We also have the right to not accept batch transfer instructions from anyone acting under powers of attorney for multiple owners, unless we have entered into a third-party transfer service agreement. Such transfer limitations could be applied to transfers to or from some or all of the Accounts. These limitations, individually or in aggregate, may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by us to be to the disadvantage of other owners. Any termination, restriction or limitation on transfer privileges will be administered in a uniform non-discriminatory manner. If we reject a transfer for any of these reasons, we will notify you of our decision in writing.

We do not include transfers made pursuant to the DCA or Asset Rebalancing Program when applying our Disruptive Trading policy.

                                      23                                    NY

                               SECTION 16: Loans

While this policy is in force, and sufficient loan value is available, a loan may be obtained by written request. Each loan must be for at least the Minimum Loan Amount shown in Section 1. To obtain a loan, we may require a loan agreement from you, since the policy is the only security for the loan. We may defer loans as provided by law or as provided in Section 27. Loans may not be made if the policy is in the grace period as described in Section 12.

Maximum Loan Value

The Maximum Loan Value is shown in Section 1.

Available Loan Value

The available loan value on any date is an amount equal to the Maximum Loan Value less Policy Debt. In no event will the Maximum Loan Value exceed the current Policy Value less any applicable Surrender Charge.

The amount of the loan will be added to the loaned portion of the GIA and subtracted from this policy's share of the Investment Options, the LT-GIA, and the GIA based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the GIA. Unless we agree otherwise, allocations to each Investment Option, the LT-GIA, and GIA must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Investment Option, the LT-GIA, and the GIA will be determined in the same manner as provided for Monthly Deductions. The number of Units deducted from each Investment Option of the Separate Account will be determined by dividing the portion of the loan amount allocated to such Investment Option by the Unit Value of that Investment Option on the loan date.

Loan Interest Charged

Loan interest will accrue on a daily basis from the date of the loan, and is payable in arrears.

Loans will bear interest at the applicable rate shown in Section 1. We will increase the applicable Loan Interest Credited Rate at any time it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation, or court decision. Loan interest will be payable on each Policy Anniversary and on the date the loan is settled. In the event that you do not pay the loan interest charged in a Policy Year, such amount will be added to the Policy Debt on the Policy Anniversary.

All interest rates are stated as effective annual rates. Interest will be compounded at least monthly to yield the effective annual rate.

Loan Repayment

You may repay the Policy Debt in whole or in part at any time prior to the First Death and while the policy is in force. However, subject to any rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you request in writing that they be treated as loan repayments. We will first deduct from such payments the amount of accrued interest on loans and then deduct the amount specified as a loan repayment before applying any balance remaining as a premium payment.

Repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the GIA. The amount applied will be transferred first to the LT-GIA, if applicable, and then to the non-loaned portion of the GIA to the extent that loaned amounts taken from such accounts have not previously been repaid. Otherwise, such balance will be transferred among the GIA, LT-GIA, or Investment Options you request upon repayment and, if no allocation request is made, we will use your most recent premium allocation schedule on file with us. Any Policy Debt repayment received by us during a grace period as described in Section 12 will be reduced to cover any overdue Monthly Deductions and only the balance will be applied to reduce the Policy Debt. Such balance will also be applied to reduce the loaned portion of the GIA.

                                      24                                    NY

                    SECTION 17: Surrenders and Withdrawals

Surrender of the Policy

You may surrender this policy upon written request for its Net Surrender Value at any time prior to the First Death. We will determine the Net Surrender Value as of the end of the business day on which we have received at our Main Administrative Office your written request for surrender of the policy. We will process the request and pay the Net Surrender Value only if we have not received due proof that the date of the First Death was prior to the Surrender Date. After we receive your written request to surrender the policy, no insurance will be in force. If you surrender the policy, request a decrease in Face Amount, make a withdrawal, or if the policy terminates due to default during the Surrender Charge Period, we will deduct a Surrender Charge, as shown in Section 1, from your Policy Value. The Surrender Charge Period, begins on the Policy Date and is also shown in Section 1.

Withdrawals

Once per Policy Month, after the Withdrawal Date shown in Section 1 and while the Insureds are living, you may request a withdrawal of part of the Net Surrender Value, if available. An amount equal to the Gross Withdrawal, will be deducted from the Policy Value. Withdrawals are subject to the following conditions:

    1. each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;

    2. after the Gross Withdrawal, the remaining Net Surrender Value must be greater than zero; and

    3. a withdrawal will not be permitted which would reduce the Minimum Face Amount below the amount shown in Section 1.

We have the right to require that the entire balance of an Investment Option, the LT-GIA, or the GIA be withdrawn if the share of this policy in the value of that Investment Option, the LT-GIA, or the GIA would, immediately after a withdrawal, be less than $500.

We will process the Gross Withdrawal, thereby reducing the Policy Value, as of the end of the business day on which we receive your written request.

When a Gross Withdrawal is made, the Policy Value will be reduced by the sum of the following:

    1. the withdrawal amount paid. This amount comes from a reduction in this policy's share in the value of each Investment Option, the LT-GIA and the GIA based on the allocation you request at the time of the withdrawal. If no allocation request is made, the assessment to each Investment Option, the LT-GIA, and the GIA will be made in the same manner as provided for Monthly Deductions.

    2. the Withdrawal Fee not to exceed that shown in Section 1. The assessment to each Investment Option, the LT-GIA, and the GIA will be made in the same manner as provided for the withdrawal amount paid.

    3. a pro-rata Surrender Charge. This charge in any Policy Year will equal
       (a) multiplied by (b), where:

          (a) = the applicable Surrender Charge shown in the Schedule Pages, less any pro-rata Surrender Charges deducted previously, and

          (b) = (i) divided by (ii), where:

                (i)  = the withdrawal amount, and

                (ii) = the Policy Value minus the value specified in (a) above.

       This amount is assessed against the Investment Options, the LT-GIA, and the GIA in the same manner as provided for the withdrawal amount paid.

If Death Benefit Option A is in effect on the date of the Gross Withdrawal, such Gross Withdrawal will reduce the Face Amount dollar for dollar. If, however, the Death Benefit in effect on the date of the Gross Withdrawal is equal to the Minimum Death Benefit, the Gross Withdrawals on such date will first reduce the Death Benefit by the amount withdrawn multiplied by the applicable Minimum Death Benefit Percentage (shown in Section 2) until the Death Benefit is equal to the Face Amount. Such excess withdrawal amount will then reduce the Face Amount dollar for dollar. Your Death Benefit will continue to be determined in accordance with Section 6 based upon the revised Face Amount.

If Death Benefit Option B is in effect at the time of the Gross Withdrawal, the amount of the Gross Withdrawal will be deducted from the Policy Value. The Face Amount does not change.

                                      25                                    NY

If Death Benefit Option C is in effect at the time of the Gross Withdrawal, the amount of the Gross Withdrawal will be deducted from the Face Amount but only once cumulative withdrawals taken are greater than the cumulative premiums paid.

Any benefits provided are not less than that required by law of the state where this policy was delivered. We may defer payment of Surrender Values as provided by law or as provided in Section 27.

                       SECTION 18: Basis of Computations

All of the values under this policy are equal to or more than the minimums required on the Policy Date by the state in which this policy was delivered or issued for delivery. The method of computation of the values under this policy has been filed as may be required with the Insurance Department of the state in which this policy was delivered or issued for delivery. For further details please see Section 2.

                   SECTION 19: Owner(s) and Beneficiary(ies)

The Insureds are the owners of this policy, unless otherwise provided in the application or if ownership is changed by later transfer of ownership. If, however, you are offered consideration by a third party to transfer ownership of your policy or any interest in your policy, including a collateral or absolute assignment to such third party, no transfer of ownership shall take effect unless we or one of our affiliated companies first have the right to also offer consideration for your policy. We will require information satisfactory to us that is necessary for us to determine the amount of such consideration we will offer for your policy.

While the Insureds are living, the owners may exercise all rights provided by this policy or allowed by us. Consent of any Beneficiary not irrevocably named or any contingent owner is not required. If there is no surviving Beneficiary upon the First Death, the owner will be the Beneficiary, but if the owner was the Insured, your estate will be the Beneficiary. If the owner is not one of the Insureds and dies before any of the Insureds, ownership rights in this policy will pass to the successor owner if one has been named, except that if more than one owner is designated, this policy would remain with the surviving joint owners until death of the survivors unless otherwise provided. If more than one person is named as the owner of the policy, we will act only on requests made by all owners, unless we and the owners agree otherwise.

Unless otherwise stated in the application or as later changed, any death proceeds that become payable will be paid in equal shares to such Beneficiaries living on the date of the First Death as stated in the application or as later changed. Payments will be made successively in the following order:

   (a) primary Beneficiaries;

   (b) contingent Beneficiaries, if any, provided no primary Beneficiary is living on the date of the First Death;

   (c) you, or if not living, your executor or administrator, provided no primary or contingent Beneficiary is living on the date of the First Death, or in the absence of a Beneficiary designation.

You may change the Beneficiary by written notice received by us at our Main Administrative Office. When we receive it, the change will take effect as of the date it was signed by you. However, the change will be subject to any payments made or actions taken by us before we received the notice at our Main Administrative Office.

                            SECTION 20: Assignment

Except as otherwise provided in this policy, you may by written notice assign any interest in this policy without the consent of any person, other than an irrevocable Beneficiary. The assignment or a certified copy of it must be received by us at our Main Administrative Office. Once received, it will bind us as of the date of the assignment, subject to any action taken by us before such receipt. We shall not be responsible for the validity or sufficiency of any assignment. The interest of the assignee shall be prior to the interest of any Beneficiary not irrevocably named or any contingent owner. An assignee cannot change the Beneficiary, owner, or contingent owner.

                           SECTION 21: Misstatements

If the Age or sex of any of the Insureds has been misstated, we will, if necessary, adjust the Face Amount and every other benefit to that which would have been purchased at the correct Age or sex by the most recent Cost of Insurance Charge deducted under Section 10.

                         SECTION 22: Suicide Exclusion

If any of the Insureds dies by suicide within two years from the Issue Date and while the policy is in force, our liability shall be limited to an amount equal to the premiums paid on this policy, less any Policy Debt owed us, and less any withdrawals.

                         SECTION 23: Incontestability

This policy shall be incontestable after it has been in force during the Insureds' lifetimes for two years from the Issue Date, except for any provision for reinstatement or policy change requiring evidence of insurability. In the case of reinstatement or any policy change requiring evidence of insurability, the incontestable period shall be two years from the effective date of such reinstatement or policy change. Any premium payment which we accept subject to insurability, and any increase in the Death Benefit resulting from such payment, and any increase in death benefit that is subject to evidence of insurability, shall be considered a policy change for purposes of this Section. While insurance is contestable, we may either rescind the insurance or deny a claim on the basis of:

    1. a material misstatement in the application or supplemental application for this policy or any Face Amount increase; or

    2. a material misstatement in the reinstatement application if there has been a reinstatement of this policy.

If we successfully contest the validity of all or a portion of the Face Amount provided under this policy, the amount we pay with respect to the contested amount will be limited to the higher of a return of any paid premium required by us for the contested Face Amount or the sum of any Monthly Deductions made under this policy for the contested Face Amount.

                        SECTION 24: The Entire Contract

The written application for the policy is attached at issue. This policy, including the Schedule Pages (and any supplements or changes thereto), any riders, amendments, endorsements, and the application for it (and any supplemental applications) constitute the entire contract between you and us. However, additional written requests or applications for policy changes or acceptance of excess payment may be submitted to us after issue and such additional requests may become part of the policy.

We rely on all statements made by or for the Insureds in the written application. Each statement made in an application will be deemed a representation and not a warranty. No statement will be used to void this policy or in defense of a claim under this policy unless:

    1. it is contained in the application or in a supplemental application; and

    2. a copy of that application is attached to this policy when issued or made a part of this policy when changes become effective.

                                      27                                    NY

Any change in the provisions of the policy, including modifying the policy, waiving any of its conditions, or making an agreement for the Company, to be in effect, must be in writing and signed by one of our executive officers and countersigned by our registrar or one of our executive officers. We have the right to correct any clerical errors in this policy, or in our administration of the policy.

We have the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule or regulation, including but not limited to requirements for life insurance policies under the Code or of any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which the policy is delivered.

                         SECTION 25: Annual Statement

Within 30 days after each Policy Anniversary, we will send you, without charge, a report for each Policy Year which includes:

    1. the current Policy Value, Death Benefit, Face Amount and Surrender Value;

    2. any withdrawals, premiums paid, interest credited and charges made during the year;

    3. any Policy Debt and new loans and loan repayments made during the year;
       and

    4. any other information required by the insurance supervisory official of the state in which this policy was delivered.

We will provide you, on written request, a projection of illustrative future benefits and values under your policy. We will provide one report annually without charge. For additional reports you request, we have the right to charge a reasonable service fee, not to exceed $50. We may limit the number of such projections in any Policy Year.

                        SECTION 26: Claims of Creditors

The proceeds and any income payments under this policy shall not be subject to the claims of creditors and shall be exempt from legal process, levy or attachment to the extent allowed by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

                SECTION 27: Right to Defer Payment of Benefits

We have the right to defer payment of Net Surrender Values, withdrawals, policy loans (except when used to pay premiums to us), transfers and the payment of any Death Benefit in excess of the Face Amount for any period during which:

   (a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

   (b) an emergency exists as defined by the Securities and Exchange Commission
       (SEC), or the SEC requires that trading be restricted; or

   (c) the SEC permits a delay for the protection of policyholders.

We also have the right to postpone payments, including loans (except when used to pay premiums to us), for up to 6 months from the date of request if such payments are based on values that do not depend on the investment performance of the Investment Options.

If payment is deferred 10 days or more on any surrender or policy loan, interest will be paid at an effective annual rate paid on proceeds left on deposit with us on the amount deferred from the date the request is received to the date of payment.

In addition, we may deny transfers under the circumstances stated in (a),
(b) and (c) above, and in the Allocations and Transfers section.

[LOGO]

        Flexible Premium Joint Variable Universal Life Insurance Policy
                     Death Benefit Payable at First Death
 Flexible Premiums are Payable Until the earlier of the First Death or the Age
                                121 Anniversary
                 Nonparticipating - not eligible for dividends
    Benefits, premiums, and the Risk Classification are shown in Section 1

The Death Benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account, Long-Term Guaranteed Interest Account and the investment experience of the Investment Options within our Separate Account to which your premiums are allocated. To the extent that funds are invested in the Investment Options, the Death Benefit and other values may increase or decrease in amount and duration. See Section 6 for a description of how the Death Benefit is determined.

08JE                                                                        NY